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HENNESSY CAPITAL ACQUISITION CORP. II

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On February 14, 2017, Hennessy Capital Acquisition Corp. II (the “Company”) participated in a previously announced webcast at the Stifel 2017 Transportation & Logistics Conference with Daseke, Inc. (“Daseke”) with respect to their proposed business combination contemplated by that certain Agreement and Plan of Merger, dated as of December 22, 2016, by and among the Company, Daseke, HCAC Merger Sub, Inc. and Don R. Daseke, solely in his capacity as the Stockholder Representative thereunder. Below is a transcript of such webcast, which is being filed herewith as definitive additional proxy materials.

Company Name: Daseke, Inc. (DAS)

Event: Stifel 2017 Transportation & Logistics Conference

Date: February 14, 2017

<<John Larkin, Analyst, Stifel Financial Corp.>>

Good morning, ladies and gentlemen. Why don't we get started with our next session here? Plenty of seats down front. This is a little bit like business school section, back in the early 80s where the background was always filled, the front row not so much.

We got an SRO crowd down the hall at Old Dominion, so it will take a while for people to fill the room. So, why don't we start with the introductions? Up here on the stage, we have three gentlemen to my immediate left is long-time private equity investor, you may have heard code Hennessey, Dan Hennessy was one of the founding partners of that organization, many successful private equity deals over the years.

In the last couple of years, he's been involved in SPAC transactions. His first one involved a Blue Bird Corporation which is here today, they are one of the three big school bus manufacturers we happen to think the best of those big three. And his second SPAC involves Daseke Incorporated, which soon will be the nation's largest flatbed open deck and specialized truckload carrier.

Dan is going to start out with a few remarks. He'll be followed up by Don Daseke, the founder of the Company and then Scott Wheeler, who is the EVP and the Corporate CFO, will finish up with his remarks. If all goes well by the end of February, Daseke will be trading as a public company through the SPAC process, and Dan will say a few things about that.

But to give the Company the full time allotment, I'm going to turn the podium over to Dan Hennessy.

<<Dan Hennessy, Chairman, CEO, Hennessy Capital Acquisition Corp II>>

Thank you, John. Good morning. I'm Dan Hennessy and I serve as Chairman and CEO of Hennessy Capital Acquisition Corp II which is a NASDAQ-listed Special Purpose Acquisition Corp. or SPAC.

First, I'd like to acknowledge and thank John, Sandy and the entire Stifel Transport and Capital Markets team for their unqualified support for Daseke. We are really pleased with our partnership with Stifel.

Next, please take note of the disclaimer shown here in covering the use of projections, forward-looking statements and use of non-GAAP financial measures. All of the details of our planned offering can be found in our definitive proxy statement on file with the SEC. You can also find links to all relevant documents and presentation on the Hennessy Capital website, which I encourage you to visit.

Joining me from the Company are Don Daseke, Founder, Chairman and CEO and Scott Wheeler, Executive Vice President and CFO, whom I will introduce shortly. In the way of background, Kevin, Charles and I have over 40 years of combined investing experience in industrial companies and will be joining the Daseke Board of Directors.

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With our first SPAC HCAC I, we brought Blue Bird Corporation public in February of 2015. Blue Bird is the leading independent designer and manufacturer of school buses. We are pleased to report that Blue Bird ticker BLBD is one of the best performing SPAC business combinations in the last five years, and our shares have appreciated almost 70% in less than two years. You can learn more about Blue Bird later today as John mentioned as they are presenting at this conference.

So we signed our merger agreement with Daseke on December 22nd, and 68 days later on February 28, the Company will begin trading on NASDAQ under the ticker DSKE. This is a remarkable accomplishment and the first IPO of a U.S. truckload carrier since Swift in late 2010, and there could not be a better time to bring Daseke to the public markets. Our investment thesis is grounded in our conviction that an industrial resurgence or renaissance if you will is well underway in the U.S.

In fact the ISM reported in January that their PMI index hit 56, led by new orders and manufacturing production indictors at above 60, a hugely bullish outlook. We also believe that we are in the early days of an infrastructure and non-residential construction up-cycle. We took note of the Architectural Billings Index or ABI at almost 56 at the end of December. This index leads construction activity by 9 to 12 months and is at the highest levels seen over the last couple of years. Why is this important? Because Daseke operating companies are the carrier of choice for shippers moving high value, time sensitive and in many cases mission-critical industrial and infrastructure equipment, components and materials.

From a more granular perspective, we have been following real-time flatbed utilization and pricing data. DAT Trendlines' reports that the flatbed load to truck ratio rose 14% in January and is up over 160% year-over-year, and ITS reports that year-over-year flatbed pricing has moved meaningfully positive starting in late December and persisting through the month of January. These are very encouraging indicators.

Turning now to investment highlights. Our strategy for growth is what truly excites us. Daseke is a scalable platform operating in a highly fragmented market, populated by subscale competitors and led by an exceptional proven management team. We extensively diligence the Company to validate our assumptions with respect to the core business and growth opportunity and including assessment of human capital, performance improvement, strategic growth and IPO readiness. We are pleased to report that the Company met or exceed all of our expectations and criteria. We consider our due diligence process to be a best-in-class undertaking developed over our 25 plus year track record in private equity investing.

So, what you will hear today from Don and Scott is that the flatbed open deck sector of the freight market is right for consolidation. You will see that scale matters and offer huge advantages and you will hear more about how ELDs and other regulations will transform the competitive landscape. Finally, we will review Daseke's proven acquisition model of identifying and acquiring not for sale companies. I've met with all of the Daseke OpCo Presidents and CEOs, and it is absolutely the case that Daseke is the acquirer of choice for families and owner entrepreneurs who want to align and grow with the industry leader. So to summarize, we are super excited to be joining the Daseke team of teams. To continue executing on our consolidation strategy, which we believe will lead to outsized growth and significant value creation for all shareholders.

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Now it is my privilege to introduce Don Daseke.

<<Don Daseke, Chairman, President, CEO, Daseke, Inc.>>

Thank you Dan and it's great to be with you today. We are very proud to be merging with the Hennessy SPAC. It's an exceptional team. It's a great opportunity for us and our people and we are very proud to be here in front of you today. Now, the SPAC merger, the proxy statement for the SPAC merger was approved by the SEC a few days ago, this is the document and I want to first of all assure you that I can only say things that are in this document, so I'm going to release 500 pages of information that's in here.

Our company was started as an idea. When I bought the first trucking company nine years ago, a small company with 60 trucks, 60-specialized trucks. I invested in that company because of the people. And my philosophy has been to invest in people. People make the difference. And the investment banker that first came to me with the Company which had to be sold, I told him, I don't know anything about trucking. So in comparison to the legend of trucking panel that you will hear later, I'm not a legend in trucking. But I'm a builder of companies and this is – I'm very excited to have built this company.

We started with this one company of 60 trucks, and today we have 3,000 trucks. In 2009 we had $30 million in revenue and we're at a run rate of over $650 million of revenues now. We had $5 million of EBITDA back then. We've got about $90 million of EBITDA now.

Now starting with that 60 trucks, we're now the largest owner of flatbed specialized heavy haul equipment in this country. This shows how fragmented this niche of the business is. It is characterized by a lot of family companies often in small towns and we plan to continue consolidating the business. That's our strategy to be a consolidator of choice with drivers, with family companies and with customers, because we can provide better service to everyone by having this national platform.

When I first got involved in the business, I looked around and said, well is there a national company focused on the flatbed open deck business? No there is not. Is there a public company focused in this business? No, there is not. What if we could create a premier national open deck heavy haul specialized company, and that's startled me out. It was just an idea. I mentioned it to an investment banker, and he said were you going to hire investment banker to find companies for sale?

I said no, we're not going to do it that way. We want to find companies not for sale. Wait a second, I said we don't want companies that have problems, they have financial issues, they have ownership issues, have management issues. The management wants to retire, we don't want those companies. We want companies that are truly not for sale. And that's the unique part of our strategy over the last several years. We've been adding companies that were not for sale.

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When we approached these companies, they typically say, we're flattered Don, that you called us. We do have a great management team. We have a great reputation, Got a solid, even business a long time. Our companies on average have been in business for 55 years. The President of our Operating companies on average have been in trucking 28 years, that's 28 years with that company, not just in trucking with somebody, with that company. So, we've got a well-established management team and so it takes a long time to convince truly a not for sale company to join the Daseke family.

So, finally we're going to go public. We're going public that give us a capital to continue consolidate the model and take money to buy trucks and trailers and all the equipment that we need to service our company. It will also enable us to have stock incentive for all of our people. All of our people, that includes the drivers. Our drivers have especially tough job, because they're as were regular route long haul drivers, away from home for a week, two week sometimes, three weeks at a time, sleeping in the cabin.

And we think and our plan is to have a stock plan just for drivers. It's a way we think to show our drivers respect for the tough job that they do every day. And our drivers, because they are flatbed drivers, if it's 20 degrees or 30 degrees out, windy, snowy, have to climb on top of that flatbed and chain load down, strap load to 100-pound tarps on top of loads. So, it's an even tougher job than the normal truck driver.

So, that's where we're going and why we wanted to be a public company in order to give all of our people in the Daseke family. And we call it a family, by stock incentives. So, we're excited with the merger that's coming up. We're excited about the future of our company, we have a very unique company and a very unique culture and we are very proud to be here in front of all of you.

I'm going to turn it over now to my partner, Executive Vice President, CFO and Board Member, Scott Wheeler.

<<Scott Wheeler, EVP, CFO, Daseke, Inc.>>

Thank you, Don. Daseke is a company that provides transport of high value cumbersome time-sensitive cargo on behalf of major industrial producers in North America. We are in the industrial economy, we are not a component of the consumer economy. We're moving heavy industrial product from industrial producers to industrial consumers.

We will report in two segments, flatbed and specialized flatbed being the traditional flatbed that you are aware of and specialized, obviously has some very specialized applications as you can see, the blue thing on the left hand side having the new one half of a Gulfstream 650 wing for example.

We do not do dry van, we do not do reefer, we do not do tanker, we do open deck line spotted with alongside flatbed specialized transport of industrial products. We are in a niche that FTR characterizes as being $133 billion in size if you include the private fleet. It's one where we have evidence has taught us to scale really matters and as with everyone else in our business we think there is some significant macroeconomic trends that are going to be significant tailwinds for all others.

FTR predicts that industrial output will increase significantly over the next three years, excuse me. I think largely driven by the depressed or needed levels of industrial output in 2016, which is a segment of the trucking industry, our niche, our $130 billion niche is characterized by mostly very small companies and they are only very few companies of scale.

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We're also honored to be along the bottom here, along with some terrific companies that we are clearly the largest pure-play open deck carrier in North America. It is one as I alluded to that scale matters, and scale matters significantly. There are some things that you obviously think about what scale you think about the just the purchasing synergy, the amount of diesel that we buy as we have more gallons of diesel, our purchasing power increases, but things that we're also able to do where we're able to have a capitalization and the capability to acquire the best possible equipment for the best possible applications and deploy them appropriately. And we are able to do things that are very attractive to our shipper customers for example we carry a $100 million of liability insurance, and that is very attractive to some of our major industrial companies.

I don't think have to explain ELD to this crowd, perhaps to others we've spoken to, we had to explain what an ELD was, but that and other regulations come on with increasing in an uptick and industrial output should as FTR suggests on the right hand side create a strong rate environment in 2017 particularly when compared to 2016.

I think we've established that this is a great environment or a great niche or a great component of our industry to consolidate, and why is Daseke the right consolidator?

One, we have established the width, the breadth, the depth the girth if you will from which to begin to go forward with this program 3,000 tractors, 6,000 trailers, 250 million miles, 40 locations, service across Mexico, Canada and United States and on top of that we are the – we have the proven track record of acquiring very high quality companies and integrate it into the Daseke system. We have a great pipeline of companies that we can add and we have a terrific blue-chip customer base and we will go through that a little bit later.

Once again, we have established that it's a great market to consolidate. Daseke might be the great place, and then the right vehicle to the problem to lead this consolidation, and who is in charge? Don, myself. We have terrific Board of Directors, Don alluded to the length of time that are our operating division Presidents have been with the company, but on average they are also about 52 years old. So, we have a great deal of runway and we also feel like we have just a terrific depth of management that allows us to execute this plan.

And as you can see, this is a bit of a representation of the track record of our growth. It has been both organic and via M&A largely via M&A and you can see the quality of the brands and the teams that have joined us over that period of time, you might be quite interested to look at the black bolded numbers at the bottom, the year these companies were established. 1920s, 1930s, 1950s, these are extremely long-lived companies with terrific management team that have not seen a cycle, they have seen cycles after cycle after cycles. These are terrific companies and we are very honored to have them as part of our company.

What's again about our acquisition strategy? We focus on companies that are not for sale. They have not been polished up by – I'm sorry Stifel bankers, I apologize that they haven't been polished up by bankers. We give deal numbers, we are the – as we go through these processes with these companies, we assign the management team of those companies. Typically, the CEO would sign a five year employment contract with us, and those that have come to the expiration of that contract have all renewed.

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We've retained management because we believe management is incredibly important. We invest in people and these management teams make us a better team. So, we – our focus on not for sale companies, because it's a much better result. And the reason I emphasize the length of time that the management teams will stay with us post close of the transaction is because they know what they tell us in the diligence phase, they're going to have to look at some of the odd and stand behind it for the next five years. So we do not get surprises.

We are dealing with great people. On average we paid about just under five times of EBITDA, and we got a really great deal for the assets as well. And our targets are typically companies that have some scale $40 million to $200 million in revenue. We're looking for two prominent criteria that must be met. The quality, let me call it 10. Quality, quality, quality, quality, quality, cultural fit, cultural fit, cultural fit, cultural fit. If those two criteria are not met, we are not interested.

And so, one of those indications is of great safety record. We don't believe we can come in and reach each site, they have to be safe, they have to be focused on their people and care about their people. And then when we do bring them on, we go about a process of integrating that what needs to be integrated and leaving local that which should be local. We have what we believe is a terrific pipeline of companies that we are discussion joining the Daseke family.

And as we go about things, we will begin to look at specific things that may broaden our service offering, give us more capabilities. It could be something as simple as geography of an industry vertical a strategic customer acquisition so the capabilities that we don't have today in our system, so we can broaden our service offerings for our customers. And we believe that this highly actionable, very well developed pipeline could allow us to double the size of our EBITDA in less than three years.

When we acquire these companies, we like to call these mergers. We view them really as mergers because I've used that word prior, I want to use the word as we merge them together. We don't just merge them into our company, we are able to – even though they are A players when they join, they are able to accelerate their performance on average about 20% improvement in EBITDA two years after joining our systems. And it's not one single recipe that allows us to do that. Every situation is different. Sometimes it's nearly call, sometimes on the revenue side other situations.

We have a very attractive blue-chip customer base. No one customer represents more than 8% of our revenues. 95% of our revenues come from direct customer relationships, and on average our top 10 customers have a relationship of over 20 years.

Since the inception of Daseke, the first company that Don bought had a very extreme customer concentration with one customer in one vertical. Since that time we have systematically programmatically diversified our revenue streams to develop a much more diverse, revenue stream I hate to repeat that word whether that's an industry vertical, customer set, even the type of freight that's being hauled in an industry vertical, and you will continue to see us continue to diversify this out over time. We believe this is power, because in any one period of time one of these verticals can be very hot, one of the verticals can be very cold and it's very important that we continue to diversify.

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We have built a very solid platform of which continuing this consolidation with locations across the country, large concentrated around place of heavy industrial output and we have over 40 locations. We will service 2,500 customers in a year and will travel about just under 250 million miles. For those of you who are not in logistics, it's 90 million miles to the sun.

We also have asset-right as we believe operating model. We're not – we don't want to be entirely asset-heavy or entirely asset light. You will see this fluctuation – fluctuate, as cycle of acquisitions come through and as cycles of freight demand go through.

We believe that having a significant component of our company's revenue on the asset-light side allows us to flex up quickly in times with high demand and also flex down quickly in times of lower demand without the overhang of tire expenditures or fixed cost.

In 2016, it was a year that's characterized with no acquisitions. There was a lot of excess capacity in our segment largely bullied by people coming out in the oil patch and bringing those drive our capacity in our sector. And in a year of lower industrial production, the fuel surcharge for did not contribute as much to our net fuel cost as it had in prior years. And there were written only during the regulations that helped us in that as it relates to positives to our business. All of those things turned to the positive side of ledger in 2017 and into the future for us. We have some – we have sustained some a very sizable growth as you can see. The blue, the dark blue box on the top of being with the company would look like if we hit our EBITDA targets for a run rate for 2017, provides a very attractive profitability free cash flow and net CapEx profile.

Our average age of our trucks today is about two years old. That's very young in flatbed space. You might say that compares very favorably to other large public carriers, but in our space, we would drive many miles less per year, many thousand miles less per year than a traditional dry van carrier. So that makes our fleet even fresher particularly in our space, very attractive.

The one thing, after this transaction is closed, we believe that Daseke management will own – the management team will own approximately 50%, so the interest of the management team will be extremely aligned with the interest of the public shareholders. No one in Daseke management is selling any stock. Don himself has agreed to a three-year lock-up. And on top of that, the management team incentivized with a significant earn out based upon our performance.

And I will comment at this for a now a little bit. It's a little unusual. It's one of the things that the SPAC transaction can get to us that we could never get into in an ideal. One, each year these are discrete year, it's unusual they will be at the type of construction. One, we have to hit pay stock price, so we have to, the stock will come out the nominal end, because of this SPAC we know, exactly what the price would be on the day we open. Our stock will be valued at $10.

This year in 2017, in calendar 2017, we have to hit $12 in our stock price, if we do not, we do not have the ability to then check the second lever on the incentive which will be a run rate of EBITDA. If we hit both of those targets, then the existing current, Daseke Inc. shareholders would earn an incremental 5 million shares once again. The management team believes we can execute on this plan. We believe we can execute it on behalf of our shareholders and have put a plan in place that allows us to frankly put our money where I'm not basically.

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So, in that stream of each successive years, so we'd have to continually increase the stock price to continually have the ability to achieve those earn outs. Now, I don't want to spend a lot of time here on SPAC mechanics. I think if you want to know more about, how the SPAC works and all of that kind of stuff, we're happy to go through that with you in one-on-one sessions and or with follow-up call at a later date or time.

When we did the SPAC transaction, we wanted to make sure that we told the market, because there has – there can be some uncertainty around SPAC transaction. So, when we announced in late December, we wanted to tell the market that this deal is going to close. We wanted to let the market know that we had sufficient equity capital already raised and in place, day one and we already have sufficient debt committed debt capital.

So, on the debt side – well on the equity side, we raised $100 million in equity before we announced in convertible and equity bank stock and two on the debt side, Credit Suisse led a $350 million term loan B offering for us. $250 million funded at close with $100 million delayed draw feature to allow us to have the capital execute on our transactions. I'm happy to announce to you that, that transaction has been finalized and we're more than two times oversubscribed from the debt offering and we're very, very pleased with that.

At the close of this merger with Hennessy Capital in just two-weeks period of time we will have a $70 million undrawn revolver, a $100 million delayed term loan available to us in between $50 million and $60 million approximately cash on the balance sheet to begin to execute our plan.

This is right time. This is the right platform with an industry-leading consolidator that has stock offering what we believe is a very compelling valuation with a proven track record and a significant pipeline of very top quality companies that wish to join us, that will allow us to double our EBITDA in three years.

And on February 28, you will see the ticker change from HCAC to DSKE. We look forward to seeing you in the future. Thank you.

<<John Larkin, Analyst, Stifel Financial Corp.>>

Round of applause for the Hennessy and Daseke team here. Unfortunately, due to the regulations surrounding this transaction which is still underway, we can't take public Q&A. But the Company is doing a series of one-on-ones later today. There may be opportunity to double or triple-up on some of those. If anybody has an interest can see the ladies at the front desk and [Audio Gap] (29:53) if there is room in any of the particular sessions, otherwise the next big event will be the privately held Trucking Panel which will take place in the Big Ball Room next door. And that starts in about five minutes. So thank you for all coming up this morning.

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